EXHIBIT 99.3

                     CORNERSTONE FAMILY OF CLOSED-END FUNDS
                       CORNERSTONE TOTAL RETURN FUND, INC.
                     CORNERSTONE STRATEGIC VALUE FUND, INC.

                                     JOINT FIDELITY BOND
                                          RULE 17G-1
                                        GROSS ASSETS(1)      INDIVIDUAL     ALLOCATED     STAND-ALONE
FUND                                       12/31/2006           BOND         PREMIUM        PREMIUM
                                     -------------------     ----------     ---------     -----------
Cornerstone Total Return Fund, Inc.       $52,515,749          $400,000        $823          $2,000
Cornerstone Strategic Value Fund,         138,927,257           525,000      $2,177           2,250
Inc.

Total Coverage Required                                        $925,000

Actual Coverage Obtained                                     $1,000,000

           Premium                                                           $3,000(2)       $4,250

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(1)   In accordance with Rule 17g-1, amount of registered management investment company gross assets should be at the end of the most recent fiscal quarter prior to date of termination (December 31, 2006). Amounts above are for purposes of obtaining premium estimate.
(2)   Does not include $90 charge for optional terrorism coverage.